SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 22, 2005

Worldspan, L.P.
(Exact name of registrant as specified in its charter)

Delaware	333-109064	31-1429198
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Galleria Parkway, N.W., Atlanta, GA		30339
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (770) 563-7400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On February 22, 2005, at 11:59 p.m., New York City time (the “Expiration Date”), the cash tender offer (the “Tender Offer”) for all of the 9 5/8% Senior Notes due 2011 (the “Notes”) (CUSIP Nos. 98158EAA1 and 98158EAB9) of Worldspan, L.P. (the “Company”) and WS Financing Corp. (“WS Financing,” and together with the Company, the “Issuers”) made by the Issuers pursuant to the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated January 25, 2005 and the related Letter of Transmittal and Consent expired.

The Issuers have been advised by the depositary that an aggregate of $279,500,000 principal amount of Notes were tendered pursuant to the Tender Offer.  The Issuers have accepted for purchase all of the Notes validly tendered in the Tender Offer.  Holders who validly tendered in the Tender Offer and did not withdraw their Notes prior to 5:00 p.m., New York City time, on February 4, 2005 (the “Consent Date”) received the total purchase price of $1,171.64 per $1,000 principal amount of Notes, which amount included a consent payment of $30.00 per $1,000 principal amount of Notes, plus all accrued and unpaid interest up to but not including February 11, 2005, the initial settlement date.  Holders who validly tendered in the Tender Offer after the Consent Date but prior to the Expiration Date and did not withdraw their Notes prior to the Expiration Date received the tender price of $1,141.64, which amount is equal to the total purchase price less the consent payment of $30.00 per $1,000 principal amount of Notes, plus all accrued and unpaid interest up to but not including today, the final settlement date.  In total, the Issuers have paid pursuant to the Tender Offer approximately $331,600,000 in the aggregate, including accrued interest.  Following the expiration of the Tender Offer, $500,000 principal amount of the Notes remain outstanding.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WORLDSPAN, L.P.

	By:	/s/ Jeffrey C. Smith
Name: Jeffrey C. Smith
Title: General Counsel, Secretary and Senior Vice President—Human Resources

Dated: February 23, 2005